Exhibit 99.1

Travel + Leisure Co. Successfully Reprices and Upsizes Secured Term Loan B Facility to $598 Million

ORLANDO, Fla. (Dec. 20, 2023) – Travel + Leisure Co. (NYSE:TNL) announced today the closing of the Fifth Amendment to its Credit Agreement, which established $598 million of incremental term loans (the “2023 Term Loan B Facility”). The 2023 Term Loan B Facility refinanced $298 million of outstanding borrowings under the 2022 Incremental Term Loan facility and included additional borrowings of $300 million. The company expects to use net proceeds from the 2023 Term Loan B, together with available cash on hand and revolving credit facility borrowings to repay its outstanding $300 million 5.65% secured notes due April 2024 and pay related fees and expenses.

The 2023 Term Loan B Facility matures on December 14, 2029, and priced at SOFR plus 3.25% plus a 0.10% SOFR Adjustment, which is 75 basis points lower than the 2022 Incremental Term Loan facility. $298 million of the borrowings under the 2023 Term Loan B Facility priced at par, while the additional $300 million was subject to an original issue discount of 99.75%. The floor rate remains at 0.50%.

“We are very pleased with the transaction results. Successfully upsizing our 2022 Term Loan B by $300 million while achieving a 75 basis point price reduction demonstrates Travel + Leisure’s continued strong appeal to existing and new investors,” said Mike Hug, Chief Financial Officer of Travel + Leisure Co.
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About Travel + Leisure Co.
As the world’s leading membership and leisure travel company, Travel + Leisure Co. (NYSE:TNL) transformed the way families vacation with the introduction of the most dynamic points-based vacation ownership program at Club Wyndham, and the first vacation exchange network, RCI. The company delivers more than six million vacations each year at 245+ timeshare resorts worldwide, through tailored travel and membership products, and via Travel + Leisure GO - the signature subscription travel club inspired by the pages of Travel + Leisure magazine. With hospitality and responsible tourism at the heart of all we do, our 19,500+ dedicated associates bring out the best in people and places around the globe. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “expects,” and other words of similar meaning. Forward- looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions, inflation and potential recessionary impacts, unemployment rates, consumer sentiment, terrorism or acts of gun violence, political strife, war, including hostilities in Ukraine, pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; rising interest rates and our ability to access capital markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber- attacks; uncertainty with respect to the scope, impact and duration of the novel coronavirus global pandemic (“COVID-19”), including resurgences, the pace of recovery, distribution and adoption of vaccines and treatments, and actions in response to the evolving pandemic by governments, businesses and individuals; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Investor Contact:
Christopher Agnew
Senior Vice President, Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com
Media Contact:
Steven Goldsmith
Public Relations
(407) 626-5882
Steven.Goldsmith@travelandleisure.com